EXHIBIT 99.1

American River Bankshares Reports Third Quarter 2019 Results

SACRAMENTO, Calif., Oct. 17, 2019 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.6 million, or $0.27 per diluted share for the third quarter of 2019 compared to $1.2 million, or $0.20 per diluted share for the third quarter of 2018.  For the nine months ended September 30, 2019, net income was $4.0 million or $0.68 per diluted share, compared to $3.8 million or $0.64 per diluted share for the nine months ended September 30, 2018.

“Our plan continues to be to increase the number of business relationships which should increase our bottom line.  We are pleased with the results this past quarter with growth in the balance sheet, loans, deposits and most importantly, net income,” said David E. Ritchie, Jr., President and Chief Executive Officer. “This past quarter was our sixth consecutive quarter with over $30 million in new loan originations and that is having a positive effect on our interest income and helping our overall profitability.”

Financial Highlights

  Net loans increased $59.6 million (19.2%) from September 30, 2018 to September 30, 2019.  Deposits increased $37.1 million (6.4%) from September 30, 2018 to September 30, 2019.  During the first nine months of 2019, net loans increased $51.4 million (16.1%) and deposits increased $22.2 million (3.8%).
  The net interest margin for the third quarter of 2019 was 3.62%, compared to 3.44% for the third quarter of 2018.  The net interest margin for the nine months ended September 30, 2019 was 3.59%, compared to 3.36% for the nine months ended September 30, 2018.
  Net interest income was $5.9 million in the third quarter of 2019, compared to $5.3 million in the third quarter of 2018.  For the nine months ended September 30, 2019, net interest income was $17.1 million, compared to $15.1 million for the nine months ended September 30, 2018.
  Pretax, pre-provision income increased $621,000 (38.1%) to $2.3 million in the third quarter of 2019, compared to $1.6 million in the third quarter of 2018.  For the nine months ended September 30, 2019 pretax, pre-provision income was $5.9 million, an increase of $791,000 (15.6%) when compared to $5.1 million for the first nine months of 2018.
  The allowance for loan and lease losses was $5.0 million (1.32% of total loans and leases) at September 30, 2019, compared to $4.3 million (1.38% of total loans and leases) at September 30, 2018.  There were no nonperforming loans at September 30, 2019 and $27,000 at December 31, 2018, compared to $376,000 at September 30, 2018.
  Shareholders’ equity was $82.8 million at September 30, 2019, compared to $74.7 million at December 31, 2018 and $71.7 million at September 30, 2018.  Tangible book value per share was $11.27 at September 30, 2019, compared to $9.97 at December 31, 2018 and $9.45 at September 30, 2018.  Book value per share was $14.03 per share at September 30, 2019, compared to $12.75 per share at December 31, 2018 and $12.23 at September 30, 2018.
  The Company continued the quarterly cash dividend by paying a $0.07 per share cash dividend on August 14, 2019, an increase of $0.02 from $0.05 per share paid on May 15, 2019.
  The Company’s capital ratios remain strong.  At September 30, 2019, the Leverage ratio was 9.2% compared to 8.9% at December 31, 2018 and 9.0% at September 30, 2018; the Tier 1 Risk-Based Capital ratio was 15.4% compared to 16.1% at December 31, 2018 and 16.6% at September 30, 2018, and the Total Risk-Based Capital ratio was 16.6% compared to 17.3% at December 31, 2018 and 17.9% at September 30, 2018.

Northern California Economic Update, September 30, 2019.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Commercial real estate and employment data reflected positive trends with some areas of slowing towards the end of 2018 in the markets we serve.  Unemployment for the month of August 2019 increased slightly in two of the Bank’s market areas and improved slightly in one when compared to year-end 2018.  Commercial real estate data for second quarter 2019 reflects mostly positive results with some areas of slowing when compared to year-end 2018.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate vacancies improved in all segments.  Office vacancy decreased from 14.9% to 14.0%, retail vacancy decreased from 9.1% to 7.8%, and industrial vacancy decreased from 5.9% to 4.7%.  As of the second quarter 2019, Sacramento area office and industrial vacancy rates decreased further to 13.8% and 4.5% respectively, however, retail increased to 8.3%.

In Sonoma County, vacancy rates fluctuated within a relatively narrow range during 2018.  Comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate office vacancy decreased slightly from 12.5% to 12.3%, industrial vacancy increased from 4.6% to 4.8%, and retail vacancy increased from 3.8% to 4.5%.   Compared to year-end 2018, Sonoma County’s vacancy increased slightly in all categories as follows: office 12.4%, industrial 4.9%, and retail 4.6% as of second quarter 2019.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported a positive absorption from December 31, 2017 through December 31, 2018.  Some fluctuation has occurred in 2019 and as of June 30, 2019 absorption was a positive 135,543 SF for office, a negative 114,000 SF for retail, and a negative 478,144 SF for Industrial.

Sonoma County and the City of Santa Rosa reported positive absorption for the office segment from December 31, 2017 through the third quarter of 2018.  Although absorption remained positive as of fourth quarter 2018 and into 2019, it is trending downward, and at second quarter 2019 was 9,293 SF in Sonoma County and 28,212 SF in Santa Rosa.  Industrial absorption in Sonoma County was also positive through third-quarter 2018, however has experienced an increasingly negative absorption since that time.  During the second quarter 2019, absorption was a negative 235,637 SF.  In the City of Santa Rosa, Industrial absorption was positive from December 31, 2017 through June 30, 2018, however began to decline as of September 30, 2018 at which time absorption was a negative 7,795 SF.  The declining trend has continued, and as of June 30, 2019, absorption was a negative 72,162 SF.   Retail absorption data for Sonoma County and the City of Santa Rosa is not available for the time periods mentioned above.

In the Greater Sacramento area, commercial lease rates overall have increased from December 31, 2017 through December 31, 2018 with lease rates ranging from the following: office: $1.88/SF to $1.99/SF; retail: $1.34/SF to $1.38/SF and industrial: $0.50/SF to $0.57/SF.  Fourth quarter 2018 lease rates represent the top of the range in two segments at $1.99/SF for office and $0.57/SF for industrial.  Retail decreased slightly from $1.39/SF in third quarter 2018 to $1.38/SF in fourth quarter 2018.  As of second quarter 2019, lease rates for office, industrial, and retail increased to $2.00/SF, $0.60/SF, and $1.40/SF, respectively.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2017 ranged from $1.75/SF to $2.35/SF and industrial rates ranged from $0.90/SF to $1.10/SF.  Year-end 2018 office rental rates ranged from $1.80/SF to $2.50/SF (depending on quality) and industrial rates ranged from $0.95/SF to $1.30/SF with cannabis use rents ranging from $1.50/SF to $3.00+ per SF gross.  As of second quarter 2019, office rental rates range from $1.95 - $2.35/SF full service for Class A, and $1.75 - $1.90/SF full service for class B.  Industrial rental rates ranged from $0.95 - $1.25/SF gross (non-cannabis).    Retail rental rates range from $2.00 - $4.50/SF NNN for shops in anchor centers and $1.25 - $1.50/SF NNN for anchor space in anchor centers.    There is no retail rental rate data available for the City of Santa Rosa for the other time periods mentioned above.

Due to the rural nature of the Amador County region, it has the lowest level of commercial real estate concentration in the Bank’s footprint.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The Bank’s multi-family loan portfolio is widely spread geographically throughout California.  Sacramento data is currently being used below as it is our largest concentration, however, as multi-family loans become more concentrated in other major geographic areas they may be added in the future.

The multi-family market in the Sacramento area has reflected high occupancy from December 31, 2017 through December 31, 2018.  The highest occupancy rate within this time range was in third quarter 2018 at 96.8%, and the lowest was first quarter 2018 at 96.3%.  As of the second quarter 2019, occupancy was at 96.7%.  Monthly lease rates during this period ranged from $1,359 in fourth quarter 2017 to $1,405 in fourth quarter 2018.  As of second quarter 2019, lease rates increased to $1,459.

The trailing 12-month cap rate from fourth quarter 2017 through fourth quarter 2018, ranged with some fluctuation from a high of 5.6% in fourth quarter 2017 to a low of 5.4% in the second quarter 2018.  As of second quarter 2019, the 12-month cap rate was 4.8%.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Looking at the past two years; compared to December 2016, national unemployment decreased from 4.7% to 4.1% in December 2017, and to 3.9% in December 2018.  As of August 2019, national unemployment dropped slightly further to 3.7%.

California unemployment was 5.3% at December 31, 2016.  As of December 2017 and December 2018, the rate decreased further to 4.4% and 4.1% respectively.  As of August 2019 the rate remains at 4.1%.  The number of employed Californians increased slightly during 2017 and 2018.  At the end of 2016, there were 18.2 million employed, 18.5 million at the end of 2017, and 18.7 million at the end of 2018.  As of August 2019, the number of employed Californians decreased since year-end 2018 by 116,000 jobs.

All three of our markets have reported lower unemployment rates from year-end 2016 to year-end 2018.  When comparing December 31, 2016 to December 31 2017, unemployment rates decreased from 5.0% to 3.9% in the Sacramento MSA and 3.7% to 2.9% in the Santa Rosa-Petaluma MSA.  As of December 31, 2018, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased further to 3.5% and 2.6% respectively.

Over the same period, Amador County has been higher than the State level in nearly every quarter.  Amador County has however shown improvement decreasing to 5.9% at December 31, 2016, 4.3% at December 31, 2017, and 3.8% at December 31, 2018.

As of August 2019, unemployment rates increased slightly in the Sacramento MSA and Santa Rosa MSA, and decreased slightly in the Amador County region compared to year-end 2018.  The Sacramento MSA increased to 3.7%, compared to 3.5% as of December 2018, the Santa-Rosa-Petaluma MSA increased to 2.7%, compared to 2.6% as of December 2018, and Amador County decreased slightly to 3.7%, compared to 3.8% in December 2018.

Job growth was positive in all of our markets from year-end 2016 to year-end 2018.  Comparing December 2016 to December 2017, job growth was 2.2% for the Sacramento MSA, 1.2% in the Santa Rosa-Petaluma MSA and 2.0% in Amador County.  Compared to December 2017, job growth was 3.7% for Sacramento MSA, 1.6% for Santa Rosa MSA and 1.7 for Amador County as of December 2018.  Job growth as of August 2019 was a negative 1.2% in the Sacramento MSA, a positive 0.8% in the Santa Rosa MSA, and a positive 4.3% for Amador County compared to 2018 year-end.

Balance Sheet Review

American River Bankshares’ assets totaled $721.3 million at September 30, 2019, compared to $688.1 million at December 31, 2018, and $670.0 million at September 30, 2018.

Net loans totaled $369.9 million at September 30, 2019, compared to $318.5 million at December 31, 2018, and $310.3 million at September 30, 2018.

The loan portfolio at September 30, 2019 included: real estate loans of $302.5 million (81% of the portfolio), commercial loans of $41.1 million (11% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $30.8 million (8% of the portfolio).  The real estate loan portfolio at September 30, 2019 includes: owner-occupied commercial real estate loans of $66.4 million (22% of the real estate portfolio), investor commercial real estate loans of $136.3 million (45% of the real estate portfolio), multi-family real estate loans of $57.2 million (19% of the real estate portfolio), construction and land development loans of $13.6 million (4% of the real estate portfolio) and residential real estate loans of $29.0 million (10% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned (“OREO”).  Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection. There were $957,000 in NPAs at September 30, 2019 compared to $984,000 at December 31, 2018 and $1.3 million at September 30, 2018.   The NPAs to total assets ratio decreased to 0.13% at September 30, 2019 from 0.14% at December 31, 2018 and decreased from 0.20% one year ago.  The Company did not have any nonperforming loans at September 30, 2019, compared to $27,000 at December 31, 2018 and $376,000 at September 30, 2018.

At September 30, 2019 and at December 31, 2018, the Company had one OREO property totaling $957,000 compared to a balance of $961,000 at September 30, 2018.  This OREO property was written down from $961,000 in the fourth quarter of 2018 due to an updated appraisal.  During the first nine months of 2019, the Company did not add, sell, or modify the value of any OREO properties.  At September 30, 2019, December 31, 2018, and September 30, 2018 there was not a valuation allowance for OREO properties.

Loans measured individually for impairment were $7.7 million at the end of September 2019, compared to $8.7 million at December 31, 2018, and $9.3 million a year ago.  Specific reserves of $82,000 were held on the impaired loans at September 30, 2019, compared to $185,000 at December 31, 2018 and $181,000 at September 30, 2018.  There was $120,000 in provision for loan and lease losses in the third quarter of 2019 compared to $50,000 in provision for the third quarter of 2018.  There was $480,000 in provision for loan and lease losses in the nine months ended September 30, 2019 compared to $50,000 in provision in the nine months ended September 30, 2018.  The additions to the loan and lease loss allowance in 2019 was due to the growth in loan balances during 2019.  The Company had net recoveries of $72,000 in the third quarter of 2019 compared to net charge-offs of $210,000 in the third quarter of 2018.  For the first nine months of 2019, the Company had net recoveries of $81,000 compared to net charge-offs of $196,000 in the first nine months of 2018.  The Company continues to gather the latest information available to perform and update its impairment analysis.  As more information becomes available, the Company will update the impairment analysis, which could lead to further charges to the ALLL.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $4.3 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $276.3 million at September 30, 2019, down $18.9 million (6.4%) from $295.2 million at December 31, 2018 and $1.3 million (0.5%) from $277.6 million at September 30, 2018.  At September 30, 2019, the investment portfolio was comprised of 95% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 3% obligations of states and political subdivisions, and 2% corporate bonds.  The reduction in the investment portfolio during 2019 was used primarily to fund the increased loan growth during the same time period.

At September 30, 2019, total deposits were $612.9 million, compared to $590.7 million at December 31, 2018 and $575.8 million one year ago.  Core deposits increased $27.9 million (5.6%) to $526.7 million at September 30, 2019 from $498.8 million at September 30, 2018 and increased $24.1 million (4.8%) from $502.6 million at December 31, 2018.  The Company considers all deposits except time deposits as core deposits.

At September 30, 2019, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 25% and time certificates were 14% of total deposits.  At September 30, 2018, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 13%, money market balances accounted for 26% and time certificates were 14% of total deposits.

Shareholders’ equity increased $8.1 million (10.8%) to $82.8 million at September 30, 2019 compared to $74.7 million at December 31, 2018 and $11.1 million (15.5%) from $71.7 million at September 30, 2018.  The increase in equity from December 31, 2018 was due to a $4.8 million increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities, a $3.0 million increase in Retained Earnings due to the net income for the year ($4.0 million) less cash dividends declared ($1.0 million), plus a $0.3 million increase in common stock from equity compensation.

Net Interest Income

The net interest income during the third quarter of 2019 increased $0.6 million (11.3%) to $5.9 million compared to $5.3 million in the third quarter of 2018 and for the nine months ended September 30, 2019, net interest income increased $2.0 million (13.2%) to $17.1 million from $15.1 million for the nine months ended September 30, 2018.  The net interest margin as a percentage of average earning assets was 3.62% in the third quarter of 2019, compared to 3.57% in the second quarter of 2019 and 3.44% in the third quarter of 2018.  For the nine months ended September 30, 2019, the net interest margin was 3.59% compared to 3.36% for the nine months ended September 30, 2018.  Interest income for the third quarter of 2019 increased $0.9 million (15.7%) to $6.6 million from $5.7 million for the third quarter of 2018 and for the nine months ended September 30, 2019, interest income increased $2.8 million (16.8%) to $19.0 million from $16.2 million for the nine months ended September 30, 2018.

The average tax equivalent yield on earning assets increased from 3.70% in the third quarter of 2018 to 3.99% for the third quarter of 2019 and for the nine months ended September 30, 2019 increased to 3.98% from 3.61% for the nine months ended September 30, 2018.  Much of the increase in yields during these periods can be attributed to an increase in yield on loans due to the higher rate environment between these two periods.  The yield on loans increased from 4.71% in the third quarter of 2018 to 4.98% during the third quarter of 2019 and increased from 4.70% during the first nine months of 2018 to 4.94% during the first nine months of 2019.  Adding to the increase during the nine month periods was an increase in the yields on investments which increased from 2.58% in 2018 to 2.84% in 2019.  Interest income also benefitted from an increase in average loans.  When compared to the third quarter of 2018, average loan balances increased $68.3 million (22.8%) from $299.9 million to $368.2 million for the third quarter of 2019.  The average loan balances increased $45.7 million (15.0%) from $304.0 million in the first nine months of 2018 to $349.7 million in the first nine months of 2019.

The average balance of earning assets increased $44.2 million (7.2%) from $611.7 million in the third quarter of 2018 to $655.9 million in the third quarter of 2019 and for the nine months ended September 30, 2019, increased $35.3 million (5.8%) to $642.6 million from $607.3 million for the nine months ended September 30, 2018.

Interest expense for the third quarter of 2019 increased $218,000 (53.3%) to $627,000 from $409,000 for the third quarter of 2018 and for the nine months ended September 30, 2019 increased $742,000 (66.5%) to $1.9 million from $1.1 million for the nine months ended September 30, 2018.  The increase in interest expense is related to an overall higher interest rate environment.  The average cost of funds increased from 0.43% in the third quarter of 2018 to 0.64% in the third quarter of 2019 and from 0.39% in the first nine months of 2018 to 0.64% in the first nine months of 2019.

Noninterest Income and Expense

Noninterest income for the third quarter of 2019 was $417,000, an increase of $40,000 (10.6%) from $377,000 in the third quarter of 2018 and was $1.2 million, an increase of $120,000 (10.6%) for the nine months ended September 30, 2019 from $1.1 million in the first nine months of 2018.   For both periods, the increase in noninterest income was predominately related to an increase in service charges from $119,000 in the third quarter of 2018 to $149,000 in the third quarter of 2019 and from $352,000 in the first nine months of 2018 to $409,000 for the first nine months of 2019.  Also contributing to the increase year over year was the increase on gain on sale of securities from $19,000 in the first nine months of 2018 to $74,000 in the first nine months of 2019.

Noninterest expense increased $90,000 (2.2%) to $4.1 million for the third quarter of 2019 from $4.0 million in the third quarter of 2018 and increased $1.3 million (11.8%) from $11.2 million for the nine months ended September 30, 2018 to $12.5 million for the same period in 2019.  The increase is primarily due to an increase in salaries and employee benefits of $347,000 (13.6%) from the third quarter of 2018 to 2019 and $1.1 million (15.8%) from the first nine months of 2018 to the first nine months of 2019 due to an increase in key lending and credit employees hired during the second quarter of 2018 and an increase in incentive accrual in 2019 due to increased loan production.  Other expenses increased $316,000 (12.5%) for the first nine months of 2019 compared to the same period in 2018.  Other expense includes costs such as insurance, advertising and business development, director expenses, technology and telephone expenses, and bank charges.  Among these areas, the largest increase was in advertising and business development.  Advertising and business development increased $96,000 (25.7%) from $374,000 during the first nine months of 2018 to $470,000 during the first nine months of 2019.  The increase in advertising and business development is related to the Company’s goal of increasing brand awareness.  Offsetting the increase was a decrease in FDIC insurance assessments of $110,000 from $158,000 in the first nine months of 2018 to $48,000 in the first nine months of 2019 due to the receipt of the FDIC’s Small Bank Assessment Credits in the third quarter of 2019.

The fully taxable equivalent efficiency ratio for the third quarter of 2019 decreased to 64.0% from 70.5% from the third quarter of 2018 and for the nine months ended September 30, 2019, decreased to 67.6% from 68.2% for the nine months ended September 30, 2018.

Provision for Income Taxes

Federal and state income taxes for the quarter ended September 30, 2019 increased by $133,000 (31.1%) from $428,000 in the third quarter of 2018 to $561,000 in the third quarter of 2019 and increased $143,000 (11.6%) from $1.2 million in the first nine months of 2018 to $1.4 million in 2019.  The higher provision for taxes in 2019 compared to 2018 primarily resulted from a lower level of tax benefits from tax-exempt investments and equity compensation, in addition to the increase in taxable income in 2019.  Taxable income increased $551,000 (34.9%) from $1.6 million in the third quarter of 2018 to $2.1 million during the third quarter of 2019 and increased $361,000 (7.2%) from $5.0 million in the first nine months of 2018 to $5.4 million in the first nine months of 2019.

Earnings Conference Call

The third quarter earnings conference call will be held Thursday, October 17, 2019 at 1:30 p.m. Pacific Time.  David E. Ritchie, Jr., President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2464 and entering the Conference ID 5186 144#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include income before provisions for loan and lease losses and income taxes (referred to as “pretax, pre-provision income”), tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Income Before Provision for Loan and Lease Losses and Income Taxes (non-GAAP financial measures)

Income before provision for loan and lease losses and income taxes (pretax, pre-provision income) adds back both the provision for loan and lease losses and the provision for income taxes to net income.  The Company believes the income before deducting the provisions for loan and lease losses and income taxes facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2018 and 2019 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Jennifer J. Held
Vice President, Marketing Director
American River Bankshares
916-231-6717

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	September 30,	December 31,	September 30,
ASSETS	2019	2018	2018
Cash and due from banks	$14,512	$20,987	$24,634
Federal funds sold	-	7,000	10,000
Interest-bearing deposits in banks	14,870	1,746	1,746
Investment securities	276,311	295,225	277,580
Loans & leases:
Real estate	302,570	278,056	280,172
Commercial	41,079	29,650	24,526
Other	30,753	15,165	10,104
Deferred loan and lease origination costs (fees), net	491	37	(148)
Allowance for loan and lease losses	(4,953)	(4,392)	(4,332)
Loans and leases, net	369,940	318,516	310,322
Bank premises and equipment, net	1,217	1,071	1,072
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	4,259	3,932	3,932
Other real estate owned, net	957	957	961
Accrued interest receivable and other assets	22,894	22,337	23,426
	$721,281	$688,092	$669,994

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$228,517	$214,745	$209,322
Interest checking	70,712	69,489	64,682
Money market	151,469	145,831	150,050
Savings	75,980	72,522	74,765
Time deposits	86,226	88,087	77,001
Total deposits	612,904	590,674	575,820
Short-term borrowings	5,000	5,000	6,500
Long-term borrowings	10,500	10,500	9,000
Accrued interest and other liabilities	10,028	7,197	6,939
Total liabilities	638,432	613,371	598,259

SHAREHOLDERS' EQUITY
Common stock	$30,466	$30,103	$30,165
Retained earnings	49,487	46,494	45,660
Accumulated other comprehensive income (loss)	2,896	(1,876)	(4,090)
Total shareholders' equity	82,849	74,721	71,735
	$721,281	$688,092	$669,994

Ratios:
Nonperforming loans and leases to total loans and leases	0.00%	0.01%	0.12%
Net (recoveries) chargeoffs to average loans and leases (annualized)	-0.03%	0.08%	0.09%
Allowance for loan and lease losses to total loans and leases	1.32%	1.36%	1.38%

American River Bank Capital Ratios:
Leverage Capital Ratio	9.32%	9.01%	9.05%
Common Equity Tier 1 Risk-Based Capital	15.55%	16.23%	16.62%
Tier 1 Risk-Based Capital Ratio	15.55%	16.23%	16.62%
Total Risk-Based Capital Ratio	16.74%	17.41%	17.87%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	9.22%	8.94%	9.00%
Tier 1 Risk-Based Capital Ratio	15.38%	16.11%	16.65%
Total Risk-Based Capital Ratio	16.58%	17.29%	17.90%

Nonperforming loans	-	27	376
Nonperforming assets	957	984	1,337

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Third		For the Nine Months
	Quarter	Quarter	%	Ended September 30,		%
	2019	2018	Change	2019	2018	Change
Interest income	$6,555	$5,666	15.7%	$18,963	$16,230	16.8%
Interest expense	627	409	53.3%	1,858	1,116	66.5%
Net interest income	5,928	5,257	12.8%	17,105	15,114	13.2%
Provision for loan and lease losses	120	50	(140.0)%	480	50	(860.0)%
Noninterest income:
Service charges on deposit accounts	149	119	25.2%	409	352	16.2%
Gain on sale of securities	9	8	12.5%	74	19	289.5%
Other noninterest income	259	250	3.6%	766	758	1.1%
Total noninterest income	417	377	10.6%	1,249	1,129	10.6%
Noninterest expense:
Salaries and employee benefits	2,898	2,551	13.6%	8,423	7,274	15.8%
Occupancy	256	267	(4.1)%	768	791	(2.9)%
Furniture and equipment	120	141	(14.9)%	400	415	(3.6)%
Federal Deposit Insurance Corporation assessments	(47)	52	(190.4)%	48	158	(69.6)%
Expenses related to other real estate owned	7	10	(30.0)%	15	12	25.0%
Other expense	859	982	(12.5)%	2,847	2,531	12.5%
Total noninterest expense	4,093	4,003	2.2%	12,501	11,181	11.8%
Income before provision for income taxes	2,132	1,581	34.9%	5,373	5,012	7.2%
Provision for income taxes	561	428	31.1%	1,380	1,237	11.6%
Net income	$1,571	$1,153	36.3%	$3,993	$3,775	5.8%

Basic earnings per share	$0.27	$0.20	35.0%	$0.68	$0.64	6.3%
Diluted earnings per share	$0.27	$0.20	35.0%	$0.68	$0.64	6.3%

Net interest margin as a percentage of
average earning assets	3.62%	3.44%		3.59%	3.36%

Average diluted shares outstanding	5,870,916	5,864,827		5,863,979	5,925,677

Operating Ratios (annualized):
Return on average assets	0.88%	0.68%		0.77%	0.74%
Return on average equity	7.65%	6.37%		6.81%	6.95%
Return on average tangible equity	9.57%	8.24%		8.60%	8.97%
Efficiency ratio (fully taxable equivalent)	64.01%	70.49%		67.57%	68.17%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan and lease losses and income taxes to net income.

	Third	Third		For the Nine Months
	Quarter	Quarter		Ended September 30,
	2019	2018		2019	2018
Reported net income	$1,571	$1,153		$3,993	$3,775
Provision for loan and lease losses	120	50		480	50
Provision for income taxes	561	428		1,380	1,237
Pretax, pre-provision income	$2,252	$1,631		$5,853	$5,062

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2019	2019	2019	2018	2018
Interest income	$6,555	$6,276	$6,132	$6,012	$5,666
Interest expense	627	648	583	480	409
Net interest income	5,928	5,628	5,549	5,532	5,257
Provision for loan and lease losses	120	180	180	125	50
Noninterest income:
Service charges on deposit accounts	149	139	121	124	119
Gain on sale of securities	9	29	36	12	8
Other noninterest income	259	253	254	248	250
Total noninterest income	417	421	411	384	377
Noninterest expense:
Salaries and employee benefits	2,898	2,744	2,781	2,929	2,551
Occupancy	256	255	257	259	267
Furniture and equipment	120	140	140	138	141
Federal Deposit Insurance Corporation assessments	(47)	45	50	44	52
Expenses related to other real estate owned	7	4	4	8	10
Other expense	859	960	1,028	951	982
Total noninterest expense	4,093	4,148	4,260	4,329	4,003
Income before provision for income taxes	2,132	1,721	1,520	1,462	1,581
Provision for income taxes	561	445	374	337	428
Net income (loss)	$1,571	$1,276	$1,146	$1,125	$1,153

Basic earnings (loss) per share	$0.27	$0.22	$0.20	$0.19	$0.20
Diluted earnings (loss) per share	$0.27	$0.22	$0.20	$0.19	$0.20

Net interest margin as a percentage of
average earning assets	3.62%	3.57%	3.59%	3.54%	3.44%

Average diluted shares outstanding	5,870,916	5,862,416	5,857,627	5,858,615	5,864,827
Shares outstanding-end of period	5,903,228	5,903,228	5,887,962	5,858,428	5,864,802

Operating Ratios (annualized):
Return on average assets	0.88%	0.74%	0.68%	0.65%	0.68%
Return on average equity	7.65%	6.53%	6.17%	6.22%	6.37%
Return on average tangible equity	9.57%	8.25%	7.88%	8.05%	8.24%
Efficiency ratio (fully taxable equivalent)	64.01%	68.00%	70.91%	72.59%	70.49%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan and lease losses and income taxes to net income.

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2019	2019	2019	2018	2018
Reported net income	$1,571	$1,276	$1,146	$1,125	$1,153
Provision for loan and lease losses	120	180	180	125	50
Provision for income taxes	561	445	374	337	428
Pretax, pre-provision income	$2,252	$1,901	$1,700	$1,587	$1,631

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended September 30,	2019			2018
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$346,598	$4,397	5.03%	$286,261	$3,405	4.72%
Tax-exempt loans and leases	21,562	224	4.12%	13,673	152	4.41%
Taxable investment securities	267,012	1,846	2.74%	270,014	1,902	2.79%
Tax-exempt investment securities	7,103	66	3.69%	15,690	122	3.08%
Federal funds sold	-	-	0.00%	24,359	120	1.95%
Interest-bearing deposits in banks	13,662	71	2.06%	1,746	10	2.27%
Total earning assets	655,937	6,604	3.99%	611,743	5,711	3.70%
Cash & due from banks	17,215			26,272
Other assets	40,406			40,343
Allowance for loan & lease losses	(4,860)			(4,399)
	$708,698			$673,959

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$211,930	$155	0.29%	$212,872	$63	0.12%
Savings	74,738	7	0.04%	72,580	6	0.03%
Time deposits	86,938	383	1.75%	77,411	277	1.42%
Other borrowings	15,614	82	2.08%	15,630	63	1.60%
Total interest bearing liabilities	389,220	627	0.64%	378,493	409	0.43%
Noninterest bearing demand deposits	227,644			216,732
Other liabilities	10,368			6,887
Total liabilities	627,232			602,112
Shareholders' equity	81,466			71,847
	$708,698			$673,959
Net interest income & margin		$5,977	3.62%		$5,302	3.44%

Nine months ended September 30,	2019			2018
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$330,312	$12,329	4.99%	$290,142	$10,216	4.71%
Tax-exempt loans and leases	19,406	604	4.16%	13,809	458	4.43%
Taxable investment securities	272,738	5,756	2.82%	261,482	4,930	2.52%
Tax-exempt investment securities	10,822	266	3.29%	19,983	494	3.31%
Federal funds sold	231	5	2.89%	20,139	268	1.78%
Interest-bearing deposits in banks	9,096	151	2.22%	1,744	23	1.76%
Total earning assets	642,605	19,111	3.98%	607,299	16,389	3.61%
Cash & due from banks	16,356			37,537
Other assets	41,048			39,678
Allowance for loan & lease losses	(4,645)			(4,458)
	$695,364			$680,056

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$208,607	$369	0.24%	$219,797	$196	0.12%
Savings	73,596	21	0.04%	70,785	19	0.04%
Time deposits	87,655	1,168	1.78%	78,761	730	1.24%
Other borrowings	19,341	300	2.07%	15,544	171	1.47%
Total interest bearing liabilities	389,199	1,858	0.64%	384,887	1,116	0.39%
Noninterest bearing demand deposits	217,760			215,537
Other liabilities	10,019			7,013
Total liabilities	616,978			607,437
Shareholders' equity	78,386			72,619
	$695,364			$680,056
Net interest income & margin		$17,253	3.59%		$15,273	3.36%